Exhibit (16)

POWER OF ATTORNEY

Each Undersigned Trustee of MassMutual Select Funds (the “Trust”), does hereby constitute and appoint Andrew M. Goldberg, Jill Nareau Robert and Timothy W. Diggins, and each of them individually, as his or her true and lawful attorneys and agents to sign for him or her, and in his or her name, the Registration Statement on Form N-14 of the Trust relating to the merger of the Select Growth Equity Fund into the Select Blue Chip Growth Fund, including pre-effective and post-effective amendments to said Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, with the securities commissioner of any state, or with other regulatory authorities, granting unto them, and each of them acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratify and confirm all that said attorneys or any of them may lawfully do or cause to be done by virtue thereof.

IN WITNESS WHEREOF, each Undersigned has set his or her hand on this 7th day of August, 2007.

/s/ Richard H. Ayers Richard H. Ayers	/s/ Richard W. Greene Richard W. Greene

/s/ Allan W. Blair Allan W. Blair	/s/ R. Alan Hunter, Jr. R. Alan Hunter, Jr.

/s/ Mary E. Boland Mary E. Boland	/s/ Robert E. Joyal Robert E. Joyal

/s/ Frederick C. Castellani Frederick C. Castellani	/s/ F. William Marshall, Jr. F. William Marshall, Jr.